Exhibit 10.1

THIRD AMENDMENT TO LOAN AGREEMENT

FOURTH FORBEARANCE AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

This Third Amendment to Loan Agreement, Fourth Forbearance Agreement and Registration Rights Agreement (this “Amendment Agreement”) is dated as of February 27, 2026 (the “Effective Date”) and is made and entered into between Vivakor, Inc., a Nevada corporation (the “Company”), and J.J. Astor & Co., a Utah corporation (including its successors and assigns, the “Lender”).

WHEREAS, the Company and the lender entered into a loan agreement (the “Loan Agreement”) and a registration rights agreement dated as of March 17, 2025 (the “Registration Rights Agreement”); and

WHEREAS, on or about the date of the Loan Agreement the Company borrowed the sum of $5,000,000, less the payments set forth in the Flow of Funds Agreement (the “Initial Loan”) and issued to the Lender, a $6,625,000 Original Issue Amount junior secured convertible promissory note in the form of Exhibit A to the Loan Agreement (the “Initial Note”); and

WHEREAS, the Company failed to pay of certain of the Weekly Installment Payments due under the Initial Note and the Company and the Lender entered into a Forbearance and Note Payment Amendment Agreement (the “First Forbearance Agreement”), effective as of April 14, 2025 (the “First Forbearance Agreement Effective Date”); and

WHEREAS, under the First Forbearance Agreement, (i) the Outstanding Principal Amount of the Initial Note was $6,151,783 on the First Forbearance Agreement Effective Date, (ii) the principal amount under the Initial Note was increased to $6,766,961.30 (the “Amended Principal Amount”), representing. be 110% of the Outstanding Principal Amount of the Note as of the Forbearance Agreement Effective Date, (iii) the Weekly Installment Payments under the Initial Note stayed the same, (iv) a fee of $615,178.30 was added to the Amended Principal Amount of the Initial Note and was due and payable by the Company on or before January 7, 2026, (v) past due interest totaling $275,942.37, that has accrued between the Forbearance Agreement Effective Date and the Effective Date, was also be paid on or before January 7, 2026, and (vi) both the $615,178.30 fee and the $275,942.37 of past due interest was to be paid in full in cash on or before January 7, 2026; and

WHEREAS, the Amended Principal Amount of the Initial Note was paid in full on November, 20, 2025; and

WHEREAS, On July 9, 2025 the Lender and the Company entered into a Second Amendment to Loan Agreement and the Registration Rights Agreement, pursuant to which the Lender lent to the Company the additional sum of $4,400,000 (the “Second Loan”), and the Lender made the Second Loan, less (a) an eighty-eight thousand dollar ($176,000) origination fee, (b) an aggregate of $3,217,549.37 (the “Holdback Amounts”) representing (i) a $891,000 holdback amount to be applied to pay the first six Weekly Installment Payments when due under the Second Note (hereinafter defined), (ii) $1,380,115.37 to be applied to pay the seven past due Weekly Installment Payments under the Initial Note, plus accrued interest thereon, and (iii) $946,434 to secure and cover the payment of the next six Weekly Installment Payments due under the Initial Note, and (c) $20,000 to pay Lender’s legal fees, all as set forth in the Flow of Funds Agreement, resulting in net proceeds to the Company of $986,450.63; and

WHEREAS, in connection with the Second Loan, the Company issued to the Lender an additional $5,940,000 Original Issue Amount junior secured convertible promissory note in the form of Exhibit A-2 issued to the Lender in connection with the Second Loan (the “Second Note”); and

WHEREAS, simultaneous with the execution of the Second Amendment to Loan Agreement and the Registration Rights Agreement, the Company and the Lender entered into a second Forbearance and Note Payment Amendment Agreement (the “Second Forbearance Agreement”);

WHEREAS, on October 8, 2025 (the “Third Forbearance Agreement Effective Date”), the Company and Lender entered into a Third Forbearance and Amendment to Loan Agreement and Notes (the “Third Forbearance Agreement”), which amended the terms of the Loan Agreement, Initial Note, the Registration Rights Agreement, the Second Note and the Second Forbearance Agreement and (i) the Lender agreed to loan the Company an additional amount up to $2,450,000 (the “Third Note”), (ii) the outstanding principal amount of the Initial Note was $2,259,319.89 and the outstanding principal balance on the Second Note was $5,685,805.13 on the Third Forbearance Agreement Effective Date, (iii) the Lender provided notice of default to the under the Second Note, thereby accelerating all amounts due thereunder, (iv) the Lender agreed the Company was not in default of the Initial Note, Second Note or other Transaction Documents effective September 30, 2025 and to forbear declaring an Event of Default going forward and accelerating all amounts due under the Initial Note and the Second Note, subject to the Company complying with the terms of the Second Forbearance Agreement, (v) all amounts due under the Initial Note and the Second Note, with any accrued interest, would be due on or before November 30, 2025, (vi) interest under the Initial Note and Second Note would continue at the default interest rate of 19%, (vii) the conversion terms under the Initial Note and Second Note would remain on the Default Conversion Price under those instruments, and (viii) the Lender agreed to a standstill period until November 30, 2025, during which time the Lender will not declare an event of default or accelerate any payment obligations under the Initial Note or the Second Note, so long at the Company (a) pays interest at the Default Interest Rate on the Initial Note and the Second Note, (b) issues the Third Note to the Lender, and (c) pays in full all past due payments on the Initial Note and the Second Note on or before November 30, 2025;

WHEREAS, the Principal Amount of the Third Note was paid in full on or about October 27, 2025; and

WHEREAS, as a result of the Company’s failure to make the payments required to be made under the Second Note and the Second Forbearance Agreement, on February 5, 2026, the Company and the Lender entered into a fourth Forbearance, Note Payment and Registration Rights Amendment Agreement (the “Fourth Forbearance Agreement”), pursuant to which inter alia, (a) the parties agreed that $5,995,722.21 is currently outstanding, due and payable under the Second Note and (b) the Maturity Date of the Second Note was extended to as late as January 1, 2027, and (c) the Company agreed to pay the outstanding balance of the Second Note in the following installments, with payments, payable, at the option of the Company, either in cash or under certain conditions in Conversion Shares issued at the Default Conversion Price that are immediately salable by the Lender under Rule 144, as follows: (i) $50,000 per week commencing Monday, April 6, 2026, (ii) $100,000 per week commencing Monday, July 6, 2026, (iii) $150,000 per week commencing Monday, October 5, 2026, and (iv) $250,000 per week commencing Monday, December 7, 2026, with the outstanding balance to be paid in full by January 1, 2027 (the “Amended Repayment Terms”); and

WHEREAS, the Company now desires to borrow up to an additional $1,000,000, with an initial funding of $750,000 and a potential additional funding of $250,000 (the “Fourth Loan”) and the Lender is willing to advance such Fourth Loan, subject to (a) the execution and delivery of this Amendment Agreement, (b) the Company’s issuance to the Lender an additional junior secured convertible promissory note in Original Issue Amount equal to 1.325 times the amount funded under the Fourth Loan, that shall be due and payable in full on a date which shall be ninety (90) days from the Effective Date and which shall be in the form of Exhibit A-3 annexed hereto and made a part hereof (the “Fourth Note”), (c) the transfer to the Lender of all right, title and interest owned by CPE Gathering Midcon LLC, a Delaware Limited Liability Company in and to approximately 25.01 acres of real property and premises situated in Blaine County, Oklahoma, pursuant to the Oklahoma Property Deed in the form of Exhibit B annexed hereto and made a part hereof (the “Oklahoma Property Deed”), with a right to buy back maintained by the Company, (d) an amended and restated Subsidiary Guarantees in the form of Exhibit C annexed hereto and made a part hereof and (e) the personal guaranty of James Ballengee of payment of the Fourth Note in the form of Exhibit D annexed hereto and made a part hereof (the “Ballengee Guaranty”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Lender desire to amend the Loan Agreement pursuant to this Agreement.

1.	Defined Terms. Unless otherwise defined in this Amendment Agreement all capitalized terms when used herein shall have the same meaning as they are defined in the Loan Agreement, the Forbearance Agreement and the Notes.

“Additional Commitment Shares” means 150,000 shares of Company Common Stock that was sold by the Company to the Lender for $150 at the Closing in partial consideration for the Second Loan.

“Additional Flow of Funds Agreement” means the agreement between the Company and the Lender in the form of Exhibit E annexed hereto.

Additional Funding Date, The term “Additional Funding Date” the date of funding of the Fourth Loan after satisfaction of all conditions to such funding.

“Conversion Price” Clause (iv) of the definition of Conversion Price set forth in the Loan Agreement is hereby deleted and the following clause (iv) and clause (v) is substituted in lieu thereof in the Loan Agreement and this Amendment Agreement:

“(iv) as used herein, the term “Market Conversion Price” shall mean a fifty percent (50%) discount to the lower of (x) the closing market price of the Common Stock as traded on Nasdaq or other applicable Trading Market on the date of issuing such Conversion Shares, or (y) the lowest VWAP of the Common Stock for the twenty (20) trading days immediately prior to the date of issuance of such fully-registered Conversion Shares. In the event that, as a result of the application of Nasdaq Rule 5635(d) or otherwise, the Market Conversion Price is below the then-applicable Conversion Price at the time of payment of any one or more Weekly Installment Payments due under the Notes in shares of its Common Stock, the Company shall immediately pay to the Lender an amount in cash (the “Make Whole Payment”) as shall be calculated by multiplying the number of Conversion Shares so paid by the amount by which the Conversion Price exceeds the Market Conversion Price. In the event that the Company is unable to pay all or any portion of the Make Whole Payment in cash, the Company shall, in lieu thereof, issue to the Lender additional fully registered for resale Conversion Shares (the “Make-Whole Shares”) by dividing the amount of the Make Whole Payment by the Market Conversion Price, the number of which Make-Whole Shares shall be calculated on each date when such Make-Whole Shares shall be issued. For the avoidance of doubt, in all cases such Additional Make-Whole Shares when issued shall be fully registered for immediate resale in such Additional Resale Registration Statement that is declared effective by the SEC. For the avoidance of doubt, if, for example, the Market Conversion Price is $2.00 per share the Company shall either issue to the Lender an additional 10,000 immediately salable Conversion Shares or Payment Shares as Make Whole Shares or shall pay to the Lender an additional $1.00 per share or $20,000 in cash.

(v) Notwithstanding the foregoing, in the event of acceleration of either or both of the Notes, as a result of the occurrence and during the continuation of an uncured Event of Default (an “Acceleration Event”), the Conversion Price shall be adjusted to an amount that is equal to an 80% discount to the lesser of (a) the closing price of the Company Common Stock on (x) the Funding Date of the Initial Note and (y) the Funding Date of the Second Note (whichever closing price is lower), or (b) 20% of the closing price of the Company Common Stock on such applicable Funding Date (the “Event of Default Conversion Price”). In addition, in the event that the Event of Default Conversion Price shall be greater than the lower of (a) the lowest closing price of the Common Stock as traded on Nasdaq or other applicable Trading Market on the date of notice of an Acceleration Event or notice of conversion is given by the Lender, or (b) the lowest VWAP of the Common Stock for the (20) trading days immediately prior to the date that any notice of conversion is given by Lender (the “Default Market Price”), the Company shall issue to the Lender at each date of conversion additional immediately salable and fully registered for resale Conversion Shares so that the total number of Conversion Shares shall be based on the Default Market Price (the “Default Make Whole Shares”).  For the avoidance of doubt, if the Event of Default Conversion Price shall be $3.00 per share and the Default Market Price shall be $2.00 per share, and the Lender shall convert any weekly installment or the Note into 20,000 Conversion Shares, then the Company shall issue to the Lender (a) an additional 10,000 immediately salable Conversion Shares as Default Make Whole Shares, plus (b) the additional 10% premium of such Weekly Installment Payments, in cash or in additional Default Make-Whole Shares, as set forth above. Accordingly, the aggregate number of Conversion Shares subject to the Event of Default Conversion Price shall be subject to increase based on the issuance of additional Make Whole Shares, as provided above and such Conversion Shares shall only be issued if they have been fully registered for resale pursuant to the Default Registration Statement as contemplated above.”

“Fourth Note” shall have the meaning as that term is defined in the Recitals.

The definition of “Make Whole Shares”, as defined in the Loan Agreement and the Registration Rights Agreement is hereby deleted and is replaced with the following definition:

“Make Whole Shares” means collectively, the Additional Make Whole Shares and the Default Make Whole Shares.”

“Maximum Conversion Shares” the definition of “Maximum Conversion Shares” set forth in the Loan Agreement is hereby deleted and replaced with the following definition which shall be applicable to both the Loan Agreement and this Amendment Agreement.

“Maximum Conversion Shares” means, after an Acceleration Event in which the Lender shall accelerate payment of the aggregate Outstanding Principal Amount of the Notes following the occurrence of any Event of Default (as defined in the Notes) which shall not be timely cured by the Loan Parties (a) the Outstanding Principal Amount of the Second Note shall automatically increase by 110% (a maximum of $5,995,722.21), shall accrue interest on such Outstanding Principal Amount at the rate of 19% per annum (collectively the “Default Amount”), and upon the request of the Lender, all or any portion of such Default Amount may be converted by the Lender into that number of shares of Company Common Stock as shall be determined by (a) dividing 200% of the then increased Outstanding Principal Amount of the Notes by (b) the Event of Default Conversion Price then in effect; provided that, (i) notwithstanding the election of the Lender to convert all or any part of the then Outstanding Principal Amount of either of the Notes, the Company shall have the right to pay in cash the entire then Outstanding Principal Amount of all Notes being converted following Lender’s notice of its election to convert the Note and prior to any such conversion, and (ii) unless Stockholder Approval has been obtained, the maximum number of shares of Common Stock of the Company that may be issued pursuant to any such permitted conversion of the Note (calculated on a fully-diluted basis) shall not be greater than 19.9% of the number of shares of Common Stock of the Company then issued and outstanding (calculated on a non-diluted basis).

“Notes” means the collective reference to the Second Note and the Fourth Note.

“Oklahoma Property” means approximately 25.01 acres of real property and premises situated in Blaine County, Oklahoma and currently owned by CPE Gathering MidCon, LLC, a Subsidiary of the Company.

“Oklahoma Property Deed” means the deed to the Oklahoma Property

“Olenox” means Olenox Industries Inc., a Delaware corporation.

“Olenox Letter of Intent” means the non-binding Letter of Intent dated January 27, 2026 pursuant to which Olenox proposes to acquire the midstream business and transportation assets of CPE Gathering MidCon, LLC ("CPE Gathering"), the owner and operator of the Omega pipeline system, an integrated crude-oil gathering, transportation, terminals and pipeline connection platform serving the Oklahoma STACK play. The transaction, valued at approximately $36 million, will be paid in a combination of cash, promissory note, common and preferred stock, and is based on $4.56 million in annual EBITDA, pursuant to a take-or-pay guarantee of the Company and its CPE Gathering Subsidiary.

“Origination Fee” means the sum of $30,000 payable to the Lender on the Fourth Loan Funding Date.

“Second Note” shall have the meaning as that term is defined in the Recitals.

“Third Note” shall have the meaning as that term is defined in the Recitals.

2.	Registration Rights Agreement. The definition of “Registrable Securities” set forth in the Registration Rights Agreement is hereby deleted and is replaced with the following definition:

“Registrable Securities” means, as of any date of determination, (a) the Conversion Shares, (b) all Additional Make Whole Shares, to be included in the Additional Shelf Registration Statement), (c) if an Event of Default occurs and is continuing, 100% of the Maximum Conversion Shares, including all Default Make Whole Shares defined in the Loan Agreement, as amended, that are issuable upon the full conversion of the unpaid Outstanding Principal Amount of the Notes based on the Default Amount and at the applicable Conversion Price as of the date of determination, and (d) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (i) the Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement, (ii) such Registrable Securities have been previously sold in accordance with Rule 144, or (iii) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Transfer Agent and the affected Lender (assuming that such securities and any securities issuable upon exercise, conversion or exchange of which, or as a dividend upon which, such securities were issued or are issuable, were at no time held by any Affiliate of the Company), as reasonably determined by the Company, upon the advice of counsel to the Company.

The definition of “Filing Date” set forth in the Registration Rights Agreement is hereby deleted and is replaced with the following definition:

“Filing Date” means, with respect to

(a) the initial Registration Statement, to be filed in accordance with the Loan Agreement and the Registration Rights Agreement regarding shares underlying the Notes, shall be July 18, 2026,

(b) an additional Shelf Registration Statement registering the Make Whole Shares, a date that shall be ten (10) Business Days after the Company fails to pay a Make Whole Payment in cash (the “Additional Make Whole Shelf Registration Statement”),

(c) the Default Registration Statement (which shall include the Default Make Whole Shares) required hereunder, the 10th Business Day following the date the Lender declares an Event of Default under either or both Notes which has not been cured, and

(d) any additional Registration Statements which may be required to be filed pursuant to Section 2(c) or Section 3(c), no later than the 14th Business Day after the need for such additional Registration Statement arises or, if later, the earliest practical date on which the Company is permitted by Commission Guidance to file such additional Registration Statement related to the Registrable Securities.”

3.	Lender’s Conversion Right. Notwithstanding anything to the contrary contained in the Loan Agreement, as amended hereby, or the Notes the Lender shall have the right, at any time and from time to time, to convert all or any portion of the outstanding Initial Note and/or Second Note into Conversion Shares at the then applicable Conversion Price.

4.	Event of Default Grace Period. Section 5(a)(i) of the Notes is hereby deleted and is replaced by the following:

“(i) beginning July 07, 2025, any default in the payment of any Principal Amount, or Default Amount (as applicable) as and when the same shall become due and payable (whether on a Scheduled Payment Date, the Maturity Date, by Mandatory Prepayment, acceleration or otherwise) which default, solely in the case of required payment of the Minimum Weekly Installment on any Scheduled Payment Date, is not fully cured within two (2) Business Days (the “Grace Period”); provided, that the Loan Parties shall only be permitted three (3) Grace Periods under this Note.”

5.	Additional Company Covenants. There shall be added to Article IV OTHER AGREEMENTS OF THE PARTIES in Section 4.01 (Affirmative and Negative Covenants) in the Loan Agreement, the following Sections 4.01(h), (i) and (j):

“(h) on a date which shall be not later than 90 days following the Additional Funding Date, the Company shall call a special meeting of its stockholders for the purpose of approving the Loan Agreement and Registration Rights Agreement, as amended hereby and all other Transaction Documents, as well as all transactions with the Lender contemplated thereby and hereby.

(i) Subject to the terms of Section 2 of the Registration Rights Agreement, all Conversion Shares, Make Whole Shares, and Default Make Whole Shares issued hereunder shall be registered pursuant to an effective Registration Statement and delivered in unrestricted form via DWAC or any other means that ensures such shares are immediately salable by the Lender without volume or manner-of-sale restrictions, other than restrictions applicable under Rule 144 to Affiliates of the Company if at such time the Lender is an Affiliate of the Company.

(j) Until the Notes are paid in full, unless otherwise agreed in advance by the Lender in writing the Company shall not to complete any equity financing or incur any Indebtedness, other than Permitted Indebtedness, unless it first applies an amount from the gross proceeds sufficient to repay all outstanding amounts owed to the Lender, including principal, accrued interest, Make Whole Payments, and any other amounts due.

6.	Amendment to Fourth Forbearance Agreement.

The Fourth Forbearance Agreement shall be amended as necessary such that the Nasdaq Reinstatement Date is changed from February 28, 2026 to April 6, 2026.

7.	Fourth Loan and Execution and Delivery of Fourth Loan Documents.

On the Fourth Loan Funding Date the Lender shall fund the Fourth Loan less the Origination Fee, Holdback Amounts and legal fees set forth in the Flow of Funds Agreement, the Company shall issue the Second Note to the Lender and the Subsidiary Guarantors shall executed and amended and restated Subsidiary Guarantees in the form of Exhibit D annexed hereto.

8.	Conveyance of Oklahoma Property; Buy-Back Right. On or before the Fourth Funding Date, pursuant to the Oklahoma Property Deed which shall be recorded in the recorders office in Blaine County, Oklahoma, CPE Gathering shall sell, transfer and assign to the Lender all right, title and ownership interest in and to the Oklahoma Property.

On or before the expiration of ninety (90) days from the Fourth Funding Date, the Company shall have the repurchase the Oklahoma Property from the Lender (the “Buy-Back Right”) in consideration for the payment to the lender of an amount payable in cash equal to the product of multiplying 1.325 by the total amount funded by the Lender in connection with the Fourth Loan ($750,000 or $1,000,000, as applicable); provided, however, that in the event that, for any reason or no reason, the Company shall either fail to make the scheduled installment payments required to be made as the Amended Repayment Terms under the Fourth Forbearance Agreement or pay in full the Fourth Note on its Maturity Date, such Buy-Back Right shall be forfeited and shall no longer be exercisable by the Company unless the Lender shall elect, in the exercise of its sole discretion, to extend the date of exercise of the Buy-Back Right. In such event the Lender may then elect to sell the Oklahoma Property and exercise its other rights and remedies under the Loan Agreement, as amended and the other Transaction documents.

The Fourth Forbearance Agreement is hereby amended to include therein all of the provisions of this Section 7, which are deemed incorporated by this reference into the Fourth Forbearance Agreement.

9.	“Olenox Transaction and other Liquidity Event” The final terms and conditions of the purchase agreement contemplated by the Olenox Letter of Intent shall be acceptable to the Lender and the consummation of the Olenox transaction shall be subject to the prior written approval of the Lender. In the event that the transactions contemplated by the Olenox Letter of Intent shall be consummated within ninety (90) days from the Fourth Funding Date or such later date as shall be consented to by the Lender, the Company shall (a) exercise the Buy-Back Right and pay in full the Fourth Note, and (b) as additional collateral to secure the obligations of the Company and the Subsidiary Guarantors to make the scheduled installment payments required to be made in accordance with the Amended Repayment Terms under the Third Forbearance Agreement, the Company or CPE Gathering shall pledge to the Lender $750,000 in value of Olenox common stock to be paid to the Company or CPE Gathering as partial consideration in the contemplated Olenox Letter of Intent.

In the event that the Company or CPE Gathering shall consummate a Sale of Control, Reverse Takeover or other Liquidity event with a Person other than Olenox, the Company or CPE Gathering shall pledge to the Lender securities of the third Person party to such Liquidity Event in such amount and form as shall be reasonably acceptable to the Lender.

10.	Full Force and Effect and No Modification to Transaction Documents.

Except as expressly set forth above in this Amendment Agreement all of the other terms and conditions of the Loan Agreement, the Third Forbearance Agreement as amended hereby, the Registration Rights Agreement as amended hereby, the Second Note and the Fourth Note, the Amended and Restated Subsidiary Guarantees as amended hereby, the Pledge and Security Agreement, the Transfer Agent Instructions, the Ballengee Guaranty and the other Transaction Documents issued and delivered in connection with the Loan Agreement, as amended to date, shall remain in full force and effect and are incorporated herein by this reference. In addition, the Company covenants and agrees that the Second Note, the Fourth Forbearance Agreement as amended hereby, the Subsidiary Guarantee as amended hereby, the Pledge and Security Agreement, the Registration Rights Agreement as amended hereby, and the Transfer Agent Instructions all have been complied with by the Company and to the extent applicable evidence the obligations of the other parties thereto, including the Lien and security interest of the Lender in the Collateral described in the Pledge and Security Agreement.

11.	Fees and Expenses. The Company shall bear the expenses of the Company and the Lender incurred in connection with the negotiation, preparation, execution, delivery and performance of this Amendment Agreement, including, without limitation, reasonable attorneys’ and consultants’ fees and expenses (including fees to Lender’s counsel of up to $10,000). This payment shall be made in accordance with the Flow of Funds Agreement.

12.	Entire Agreement. This Amendment Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into the Transaction Documents, exhibits and schedules provided in the Loan Agreement, as amended ti date.

13.	Successors and Assigns. This Amendment Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Amendment Agreement or any rights or obligations hereunder without the prior written consent of the Lender (other than by merger). The Lender may assign any or all of its rights under this Amendment Agreement to any Person to whom the Lender assigns or transfers any of the Notes, and/or participate any of such rights in connection with granting of any participation of the Notes, provided that such transfer or participation complies with all applicable federal and State Securities Laws and that any such transferee or participant agrees in writing by the provisions of the Transaction Documents that apply to the Lender.

14.	WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Loan Agreement, Fourth Forbearance Agreement and Registration Rights Agreement to be duly executed by their respective authorized signatories as of the date above.

Company:

VIVAKOR INC.

By:
Name:	James Ballengee
Title:	Chief Executive Officer

Lender:

J.J. ASTOR & CO.

By:
Name:	Michael Pope
Title:	Chief Executive Officer